Exhibit 2(n)(i)

[DECHERT LLP LETTERHEAD]

April 25, 2011

ING Emerging Markets High Dividend Equity Fund

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258

Re:  ING Emerging Markets High Dividend Equity Fund

(File Nos. 333-168091 and 811-22438)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Pre-Effective Amendment No. 7 to the Registration Statement of ING Emerging Markets High Dividend Equity Fund.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP